Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-256914) pertaining to the Amended and Restated 2011 Equity Incentive Plan, as amended, the 2021 Stock Option and Incentive Plan, and the 2021 Employees Stock Purchase Plan of Marqeta, Inc. of our report dated March 11, 2022, with respect to the consolidated financial statements of Marqeta, Inc, included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California
March 11, 2022